Exhibit 4.7

SHARE PURCHASE AGREEMENT

by and among:

silicom Ltd.,
an Israeli company;

FIBERBLAZE A/S,
A Danish company;

NIKOLAJ HERMANN and FIBERBLAZE HOLDING APS
A Danish company

and

JAKOB HILMER and HILMER APS
A Danish Company

___________________________

Dated as of December 10, 2014

___________________________

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is made and entered into as of December 10, 2014, by and among: silicom Ltd., an Israeli company (company number 520041120) (“Purchaser”); FIBERBLAZE A/S, a Danish company with the CVR no. 31 30 12 70 (the “Company”), Nikolaj Hermann, FIBERBLAZE HOLDING APS, a Danish company with the CVR no. 31 28 29 26, HILMER APS, a Danish company with the CVR no. 31 28 49 96, and Jakob Hilmer (Nikolaj Hermann (for purposes of sections 3 and 6.11  ONLY), Fiberblaze Holding APS, Jakob Hilmer (for purposes of sections 3 and 6.11 ONLY) and Hilmer APS each a “Selling Shareholder” and, collectively, the “Selling Shareholders”).

Recitals

A.           The Selling Shareholders are the beneficial owners of all of the issued shares in the Company (each owning 50% of issued shares in the Company).

B.           The Selling Shareholders have agreed to sell to Purchaser, and Purchaser has agreed to purchase from the Selling Shareholders, the Company Shares held by the Selling Shareholders, on the terms and subject to the conditions of this Agreement.

Agreement

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Terms And Definitions

1.1.	As used in this Agreement, the following terms have the following meanings:

Acquired Companies. “Acquired Companies” shall mean: (a) the Company; and (b) FIBERBLAZE US LLC, a limited liability company incorporated in the State of New York, Taxpayer ID TF7183404, being a 100% owned Subsidiary of the Company.

Acquired Company Contract. “Acquired Company Contract” shall mean any Contract: (a) to which any Acquired Company is a party; (b) by which any Acquired Company or any of its assets is or may become bound or under which any Acquired Company has, or may become subject to, any obligation; or (c) under which any Acquired Company has or may acquire any right or interest.

Acquired Company Employee. “Acquired Company Employee” shall mean any employee, director or independent contractor of any Acquired Company.

Acquired Company Employee Agreement. “Acquired Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any Acquired Company and any current Acquired Company Employee.

Acquired Company Employee Plan. “Acquired Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by any Acquired Company for the benefit of any Acquired Company Employee, or with respect to which any Acquired Company has or may have any liability or obligation, excluding any Acquired Company Employee Agreement.

Acquired Company IP. “Acquired Company IP” shall mean all Intellectual Property and Intellectual Property Rights in which any Acquired Company has (or purports to have) an ownership interest or a license or similar right.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)           the sale, license or disposition of all or a material portion of any Acquired Company’s business, properties, assets or share capital;

(b)           the issuance, disposition or acquisition of: (i) any shares or other equity security of any Acquired Company, (ii) any other right to acquire any securities of any Acquired Company, or (iii) any instrument or obligation that is or may become convertible into or exchangeable for any securities of any Acquired Company;

(c)           any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company; or

(d)           any engagement of all or substantially all of the employees, consultants and contractors of any Acquired Company; or

(e)           any joint venture or other strategic investment in or involving any Acquired Company (other than an ongoing commercial or strategic relationship in the ordinary course of business).

Adjustment Amount. “Adjustment Amount” shall mean the amount by which the Purchase Price will be increased or reduced following the Closing pursuant to Section 6.10, on the basis of the changes, if any, between the Estimated Closing Consideration Certificate and the Closing Consideration Certificate. To the extent that there is a difference between the Estimated Closing Consideration Certificate and the Closing Consideration Certificate, which would result in a change to the amount of the Closing Payment (had such Closing Payment been calculated on the basis of the Closing Consideration Certificate) then such change, if positive, will cause the Purchase Price to increase by the amount of the change, and if negative, will cause the Purchase Price to be reduced by the amount of the change.

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement. “Agreement” shall mean this Share Purchase Agreement.

Business. “Business” means the business of developing, marketing, selling and supporting Network Interface Cards based on FPGA technology used either within financial trading or for packet capture. The technology used could include TOE, time stamping, and packet filtering.

Business Day. “Business Day” shall mean any day other than a Friday, Saturday or a Sunday or a day on which the banking institutions in Denmark or Israel are authorized by law or executive order to close.

Charter Documents. “Charter Documents” shall mean the articles of association or similar organizational documents, including all amendments thereto, of each of the Acquired Companies.

Closing. “Closing” shall mean as defined in Section 2.3.

Closing Accounts Payable Amount. “Closing Accounts Payable Amount” shall mean the amount of the Acquired Companies accounts payable immediately preceding the Closing (excluding provision for mandatory employee holiday pay commitments (feriepengeforpligtelse)).

Closing Accounts Receivable Amount. “Closing Accounts Receivable Amount” shall mean the amount of the Acquired Companies accounts receivable immediately preceding the Closing (consisting of trade, accruals and VAT (moms)).

Closing Balance Sheets. “Closing Balance Sheets” shall mean as defined in Section 6.10.

Closing Cash Amount. “Closing Cash Amount” shall mean the cash balance and cash equivalents of the Acquired Companies (including bank deposits) immediately preceding the Closing.

Closing Certificate. “Closing Certificate” shall mean as defined in Section 7.6(f).

Closing Consideration Certificate. “Closing Consideration Certificate” shall mean as defined in Section 6.10.

Closing Consideration Certificate Data. “Closing Consideration Certificate Data” shall mean as defined in Section 4.4(c).

Closing Date. “Closing Date” shall mean as defined in Section 2.3.

Closing Indebtedness Amount. “Closing Indebtedness Amount” means the amount of outstanding Indebtedness immediately preceding the Closing (including principal, interest, fees and any other amounts payable in relation thereto and including for avoidance of doubt the Pay-Off Amounts).

Closing Payment. “Closing Payment” shall mean be an amount equal to $10,000,000, plus the Purchase Price Excess Amount, if any, minus the sum of (i) the Purchase Price Shortfall Amount, if any, and (ii) the Escrow Amount.

Company Financial Statements. “Company Financial Statements” shall mean the following financial statements and notes in English: (i) the solo audited balance sheets and related statements of income of each of the Acquired Companies as of August 31, 2014, and August 31, 2013 (it being understood, that the 2013 accounts for Fiberblaze US LLC are not fully audited) together with the notes thereto, and the solo audited balance sheet and related statements of income of the Company as of August 31, 2012, together with the notes thereto; and (ii) the Interim Balance Sheets.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights and Intellectual Property in each Company Product; (b) all other Intellectual Property Rights and Intellectual Property in which any of the Acquired Companies has (or purports to have) an ownership interest of any nature or a license or similar right, and (c) any other Intellectual Property Rights that are utilized in the Acquired Companies’ business.

Company IP Contract. “Company IP Contract” shall mean any Contract to which any Acquired Company is or was a party or by which any Acquired Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property created or developed by, with or for any Acquired Company.

Company Option. “Company Option” shall mean any option or other warrant or similar right to purchase (or otherwise exercised in exchange for) Company Shares or other equity securities of the Company (or exercisable for cash) outstanding under a share incentive plan or otherwise.

Company Product. “Company Product” shall mean each product or service created, developed (or under development through the date hereof), manufactured, marketed, provided, distributed, licensed, or sold by any Acquired Company at any time.

Company Shares. “Company Shares” shall mean all of the outstanding share capital of the Company.

Company Software. “Company Software” shall mean any software (including firmware and other software embedded in hardware devices) owned, created, developed (or currently being developed), used, marketed, provided, distributed, licensed, or sold by any of the Acquired Companies at any time.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contaminant. “Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any person.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, statement of work, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” shall include any loss, damage, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature; but excluding any consequential losses, indirect losses or loss of profit.

Design Win Payment. “Design Win Payment” shall mean as defined in Section 2.2(b)(ii).

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) prepared in accordance with Sections 3 and 4, delivered to Purchaser on behalf of the Company and the Selling Shareholders.

Due Diligence Material. "Due Diligence Material" shall mean documents disclosed in the electronic data room organized by the Company, the questions and answers set out in the e-mail correspondence between the Company and the Purchaser and the Purchaser’s Representatives, and the materials regarding the Company Products, provided in connection with the due diligence investigation conducted by Purchaser and the Purchasers Representatives. The Due Diligence Material is attached as Schedule I (CD-Rom).

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature.

End Date. “End Date” shall mean January 31, 2015.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environment. “Environment” includes (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level, and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

Environmental Law. “Environmental Law” shall mean: all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or other Governmental Body and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto).

Environmental Licenses. “Environmental License” means any permit, licenses, approval, permission, consent or authorization required by or pursuant to any applicable Environmental Laws.

Environmental Release. “Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.

Escrow Account. “Escrow Account” shall mean as defined in Section 2.2(c).

Escrow Agent. “Escrow Agent” shall mean as defined in Section 2.2(c).

Escrow Agreement. “Escrow Agreement” shall mean as defined in Section 2.2(c).

Escrow Amount. “Escrow Amount” shall mean as defined in Section 2.2(c).

Estimated Closing Consideration Certificate. “Estimated Closing Consideration Certificate” shall mean as defined in Section 4.4(c).

Evaluation Date. “Evaluation Date” means August 31, 2015.

Evaluation Period. “Evaluation Period” means the period between September 1, 2013 and the Evaluation Date.

Excess Amount. “Excess Amount” shall mean as defined in Section 2.2(b)(i).

Excess Payment. “Excess Payment” shall mean as defined in Section 2.2(b)(i).

Expert. "Expert" shall mean a state-authorised public accountant appointed by an internationally recognised auditing firm, who is one of the “big four” accounting firms, not having advised any of the Parties or the Parties group for the past 2 years, among its partners.

Founders. “Founders” shall mean each of Jakob Hilmer and Nikolaj Hermann.

GAAP. “GAAP” shall mean generally accepted accounting principles in Denmark.

Good Reason. "Good Reason" shall mean the situation where a Founder resigns from his employment by the Company or the Purchaser (or any other company within the Purchaser group) solely as a result of a material breach of his employment agreement by the employer; provided that such Founder has provided written notice to the employer of such breach and such breach was not cured within 15 Business Days of such notice.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Governmental Grant. “Governmental Grant” shall mean any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the European Union or any other Governmental Body.

Indebtedness. “Indebtedness” shall mean without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of any Acquired Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks or other financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of any Acquired Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business); (c) all obligations of any Acquired Company to pay rent or other amounts under a lease which is required to be classified as a capital lease on the face of a balance sheet prepared in accordance with GAAP (applied on a basis consistent with the basis on which the Company Financial Statements were prepared and in accordance with the Acquired Companies’ historic past practice), or with respect to such Indebtedness at Closing, prepared in accordance with US GAAP; (d) all outstanding reimbursement obligations of any Acquired Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of any Acquired Company; (e) all obligations of any Acquired Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Encumbrance existing on property owned by any Acquired Company, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of any Acquired Company in respect of, or to purchase or to otherwise acquire, indebtedness of others; (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment, as a result of the consummation of the transactions contemplated by the Agreement or in connection with any lender Consent; and (i) all obligations of any Acquired Company, whether interest bearing or otherwise, owed to any securityholder of any Acquired Company and or any Affiliate of any securityholder of any Acquired Company.

Indemnitee. “Indemnitee” shall mean any of the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates; or (c) the respective successors and assigns of the Persons referred to in clauses “(a)” or “(b)” above.

Intellectual Property. “Intellectual Property” shall mean algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, websites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(A)” through “(E)” above.

Interim Balance Sheets. “Interim Balance Sheets” shall mean the estimated solo balance sheets of each the Acquired Companies and the statements of income as of December 9, 2014 prepared in accordance with GAAP applied on a basis consistent with the basis on which the Company Financial Statements were prepared and in accordance with the Acquired Companies’ historic past practice.

Key Employees. “Key Employees” shall mean each of the Persons set forth in Schedule II.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter after making due inquiries regarding the relevant matter of all relevant key employees. The Company or the Selling Shareholders shall be deemed to have “Knowledge” of a particular fact or other matter if any Selling Shareholder, any officer, director or Key Employee of any Acquired Company has Knowledge of such fact or other matter. The Purchaser shall be deemed to have “Knowledge” of a particular fact or other matter if such fact or other matter has been Made Available to Purchaser in sufficient and explicit detail in the Due Diligence Material and the Disclosure Schedule.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign (including Israeli and Denmark, as applicable) or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any undisclosed, unmatured, unaccrued, unasserted, contingent, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP or US GAAP.

Made Available to Purchaser. Any statement made herein to the effect that any information, document or other material has been “Made Available to Purchaser” shall mean that such information, document or material (including the Due Diligence Material) was made available for review by Purchaser or Purchaser’s Representatives.

Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations or financial performance of the Acquired Companies taken as a whole; (b) Purchaser’s right to directly or indirectly own, or to directly or indirectly receive dividends or other distributions with respect to, the shares of any Acquired Company; or (c) the ability of the Company or any of the Selling Shareholders to perform any of their covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement other than any Effect (i) relating to or resulting from economic conditions in general (other than fluctuations in the value of any currency) or (ii) relating to the specific industry in which the Acquired Companies' operate.

Material Contracts. “Material Contracts” shall mean as defined in Section 4.11(a).

NDA. “NDA” shall mean the Mutual Non-Disclosure Agreement entered into by the Parties dated July 8th, 2014.

Ordinary Shares. “Ordinary Shares” shall mean the ordinary shares, par value DKK 1.00 per share, of the Company.

Open Source Code. “Open Source Code” means any software code that is distributed under the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by either the Open Source Initiative (www.opensource.org) or the Free Software Foundation (an “Open Source License”) and any other software code made available under any license term or condition that requires or could require, or conditions or could condition, that such software or other software combined and/or distributed with such software be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; (c) redistributable at no charge or (d) distributed with certain attribution or notice requirements.

Pay-Off Amounts. "Pay-Off Amounts" shall mean such amounts in such currencies as notified under Section 4.4 as being the amount required: (i) to fully discharge the Indebtedness (whether or not due and payable) owed under or in connection with the Pay-Off Debt and any hedging related to the Pay-Off Debt at the Closing Date (for the avoidance of doubt, including the outstanding principal amount of any drawing and any accrued but unpaid interest thereon at the Closing Date); (ii) to release all guarantees and security in relation to the Pay-Off Debt and any hedging, swap or similar arrangements related to the Pay-Off Debt at the Closing Date (such amount being inclusive of the complete unwind and settlement of such arrangements); and (iii) to terminate the Pay-Off Debt and any hedging related to the Pay-Off Debt at the Closing Date (such amount in (i), (ii) and (iii) being inclusive of any applicable break costs or expences), assuming such discharge, release and termination takes effect from the Closing Date.

Pay-Off Creditor. “Pay-Off Creditor” shall mean Nordea Bank Danmark A/S and any other related creditor or lienholder who is party to the Pay-Off Debt or any hedging, swap or similar arrangements related to the Pay-Off Debt,

Pay-Off Debt. "Pay-Off Debt" shall mean the credit line and any other Indebtedness owed by the Acquired Companies to Nordea Bank Danmark A/S and its affiliates.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Closing.

Purchase Price. “Purchase Price” shall mean as defined in Section 2.2(b)(ii).

Purchase Price Excess Amount. “Purchase Price Excess Amount” shall mean an amount, if a positive number, equal to: (A) the sum of (i) the Closing Cash Amount, and (ii) the Closing Accounts Receivable Amount, minus (B) the sum of (i) the Closing Indebtedness Amount, and (ii) the Closing Accounts Payable Amounts.

Purchase Price Shortfall Amount. “Purchase Price Shortfall Amount” shall mean an amount, if a positive number, equal to: (A) the sum of (i) the Closing Indebtedness Amount, and (ii) the Closing Accounts Payable Amounts, minus (B) the sum of (i) the Closing Cash Amount, and (ii) the Closing Accounts Receivable Amount.

Purpose. “Purpose” shall mean as defined in Section 6.6(a).

Registered IP. “Registered IP” shall mean all Company IP that is registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

Related Party. “Related Party” shall mean: (a) each Selling Shareholder; (b) each individual who is or who has been at any time since inception of the respective Acquired Company, an officer or director of any such Acquired Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a)” and “(b)” above; (d) any trust or other Entity (other than an Acquired Company) in which any one of the Persons referred to in clauses “(a)” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Revenues. “Revenues” shall mean gross proceeds received from the sale, licensing or distribution of the Company Products to a non affiliated third party.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Tax. “Tax” includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions, charges and levies, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to any Acquired Company, or any other person and of any amount in respect of any of them is recoverable from any other person.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Termination Without Cause. “Termination Without Cause” shall mean termination of a Founder's employment by the Company or the Purchaser (or any other company within the Purchaser group) for any reason other than as a result of the Founder's material breach of his employment agreement.

US GAAP. "US GAAP" shall mean generally accepted accounting principles in the United States of America.

1.2.         General Terms - the definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The use of the word “or” shall not be exclusive. The word "Agreement" shall include all schedules and exhibits hereto unless the context otherwise requires. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.

1.3.         Currency.

(a)              All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(b)              Currency conversions with respect to calculation of the trade accounts receivable amounts which are reflected in the Closing Balance Sheets will be done according to the following rules:

(i) invoices in dollars will not be converted into another currency.

(ii) invoices in EUR, DKK and other non dollar invoices will be converted into dollars according to the applicable exchange rate on the Closing Date.

2.	Description of Transaction

2.1.         Purchase and Sale of Company Shares. At the Closing (as defined below), upon the terms and subject to the conditions set forth in this Agreement, the Selling Shareholders shall sell, transfer and deliver to Purchaser all of the issued and outstanding Company Shares held by the Selling Shareholders as of immediately prior to the Closing, free and clear of all Encumbrances and with the benefit of all rights of whatsoever nature attaching or accruing to such Company Shares, including rights to any dividends and distributions declared, paid or made in respect of such Company Shares on or after the date of this Agreement, and Purchaser will purchase such Company Shares from the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement.

2.2.         Purchase Price.

(a)              Closing Payment. As consideration for the Company Shares, at the Closing the Purchaser shall pay the Closing Payment to the Selling Shareholders. The Closing Payment shall be paid in cash by wire transfer into the account designated by the Selling Shareholders as set forth on Exhibit A attached hereto, which Exhibit A shall also include the allocation of the Closing Payment among the Selling Shareholders.

(b)              Earn-out Payment. As further consideration for the Company Shares, following the Closing the Selling Shareholders shall be eligible to the following payments:

  (i)      if the Company’s Revenues during the Evaluation Period exceed $10,000,000 (converting non US$ amounts into US$ as of the date of the invoice relating to such Revenue amount) (such excess amount, the “Excess Amount”), then, the Selling Shareholders shall receive a payment equal to twice the Excess Amount (the “Excess Payment”). 90% of the Excess Payment will be paid to the Selling Shareholders in cash by wire transfer into the account designated by them and as per the allocation as set forth on Exhibit A within 30 days of finalizing the Acquired Companies' audited financial statements.  Any invoiced sale, licensing or distribution of Company Products delivered in the ordinary course of business during the Evaluation Period which has not lead to gross proceeds received by the Acquired Companies within the Evaluation Period, but which are received subsequent to the Evaluation Period, shall entitle the Selling Shareholders to receive from the Purchaser an amount corresponding to a proportionate increase of the Excess Payment based on such additional received payments. The remaining 10% of the Excess Payment will be paid to the Selling Shareholders by way of a grant of stock options of the Purchaser within 30 days of finalizing the Purchaser’s audited financial statements directly to the Founders as per the allocation as set forth on Exhibit A. Such stock options will be valued based on the fair market value of such stock options on the date of their grant according to the B&S model, will vest in three equal tranches over 3 years, with the first tranche vesting one year following the Evaluation Date, and will have an exercise price equal to (rounded to nearest 1/100) the closing trading price of the Purchaser’s Ordinary Shares on the Nasdaq Stock Exchange on the date of their grant;

  (ii)      for every design win achieved from the date of the Closing until the Evaluation Date with expected Revenues of more than $1,000,000 per year, the Selling Shareholders will receive $1,000,000 (the “Design Win Payment” and together with the Closing Payment and the Excess Payment, the “Purchase Price”), 90% of which will be paid in cash by wire transfer into the account designated by them and as per the allocation among them as set forth on Exhibit A and the remainder will be paid to the Selling Shareholders by way of a grant of stock options of the Purchaser directly to the Founders as per the allocation as set forth on Exhibit A. Such stock options will be valued based on the fair market value of such stock options on the date of their grant according to the B&S model, will vest in three equal tranches over 3 years, with the first tranche vesting one year following the date of the first anniversary of Closing, and will have an exercise price equal to (rounded to nearest 1/100) the closing trading price of the Purchaser’s Ordinary Shares on the Nasdaq Stock Exchange on the date of their grant. The determination of whether any design win has been achieved shall be made on or about the date of the first anniversary of Closing in the joint discretion of Shaike Orbach and Nikolaj Hermann, and will require their joint approval. To the extent that Shaike Orbach and Nikolaj Hermann are not able to come to a determination for any reason, the Purchaser and the Selling Shareholders shall discuss and agree on the matter.

  (iii)     All stock options granted in connection with the transactions contemplated hereby shall be granted under the Purchaser’s standard employee option plans.

(c)              Escrow.  Notwithstanding anything to the contrary contained in Section 2.2 or elsewhere in this Agreement, an aggregate of $3,000,000 (the “Escrow Amount”) shall be withheld from the portion of the Closing Payment otherwise payable to the Selling Shareholders pursuant to Section 2.2(a), on a pro rata basis and, on the Closing Date, deposited into an escrow account (the “Escrow Account”), to be held and distributed by the escrow agent to be selected by the Parties (such Person, the “Escrow Agent”) in accordance with the terms of this Agreement and an Escrow Agreement substantially in the form of Exhibit B (the “Escrow Agreement”).

2.3.         Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Yigal Arnon & Co. 1 Azrieli Center, Tel Aviv 6702101, Israel on December 10, 2015 and no later than three Business Days later  subject to all of the conditions to the Closing set forth in Sections 7 and 8 having been satisfied or waived by the party entitled to waive the same (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), or at such other time and date as Purchaser and the Selling Shareholders may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

2.4.         All proceedings, actions and occurrences required to have taken place and all documents required to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously and no such proceedings, actions or occurrences will be deemed to have been taken nor such documents executed or delivered until all have been taken, executed and delivered (unless waived in writing by the relevant party for whose benefit such action should have been completed or such document or certificate should have been delivered).

3.	Representations and Warranties Relating to Selling Shareholders.

Neither Selling Shareholder is making any other representations or warranties except as expressly set out in Sections 3 and 4 hereof.

Each of the Selling Shareholders hereby severally and not jointly represents and warrants to the Purchaser as follows:

3.1.         Execution, Delivery; Valid and Binding Agreements. This Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by the Selling Shareholders has been duly executed and delivered by them, and assuming that this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement have been duly executed and delivered by the other parties hereto and thereto, constitute, or, when executed by the other parties hereto and thereto, will constitute, valid and binding agreements of the Selling Shareholders, enforceable against them in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

3.2.         Authority. The Selling Shareholders have the absolute and unrestricted right, power, capacity and authority to perform their obligations under this Agreement and under any other agreement, document or instrument referred to in, or contemplated by, this Agreement to which a Selling Shareholder is or will be a party; and the performance by such Selling Shareholder of its obligations hereunder and thereunder (including all right, power, capacity and authority to sell, transfer, convey and surrender its Company Shares as provided for by this Agreement) has been duly authorized by all necessary action on the part of such Selling Shareholder.

3.3.         Non−Contravention; No Consents or Approvals. Neither: the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor any of the transactions contemplated thereby, will (with or without notice or lapse of time):

(a)              contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Legal Requirement or any order, writ, injunction, judgment or decree to which such Selling Shareholder is subject; or

(b)              contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which such Selling Shareholder is a party or by which such Selling Shareholder is bound.

The Selling Shareholders are not (nor will the Selling Shareholders be) required to make any filing with or give any notice to, or to obtain any Consent from any Person in connection with: (x) the performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) any of the transactions contemplated by this Agreement or by any of the other agreements, documents or instruments referred to in this Agreement.

3.4.         Title and Ownership. The Selling Shareholders are the record and beneficial owner of the Company Shares set forth opposite such Selling Shareholder’s name in Part 3.4 of the Disclosure Schedule, and each such Selling Shareholder has good, valid and marketable title to such Company Shares, free and clear of all Encumbrances. The Selling Shareholders are not a party to any option, warrant, purchase right or other Contract that could require them to sell, transfer or otherwise dispose of any Company Shares (other than pursuant to this Agreement). The Selling Shareholders are not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Shares. Upon payment of the portion of the Closing Payment payable to Selling Shareholders pursuant to Section 2.2(a) (subject to any applicable withholding), the Selling Shareholders shall transfer to Purchaser good, valid and marketable title to the Company Shares held by them, free and clear of all Encumbrances.

3.5.         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Selling Shareholders.

4.	Representations and Warranties Relating to the Acquired Companies

The Selling Shareholders hereby represent and warrant, as follows:

4.1.         Due Organization; Qualification; Etc.

(a)              Organization. Each Acquired Company has been duly organized, and is validly existing and in good standing (to the extent that the Legal Requirements of the jurisdiction of its formation recognize the concept of good standing), under the Legal Requirements of the jurisdiction of its formation. Each Acquired Company has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

(b)              Qualification. Each Acquired Company is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (or its equivalent), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission. Part 4.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where the Acquired Companies are qualified, licensed and admitted to do business.

(c)              Directors and Officers. Part 4.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors (or similar body) of each Acquired Company; (ii) the names of the members of each committee of the board of directors (or similar body) of each Acquired Company and (iii) the names and titles of the officers and managers of each Acquired Company.

(d)              Subsidiaries. Except as set forth in Part 4.1(d) of the Disclosure Schedule, no Acquired Company owns or has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity, and is not a participant in, nor does it hold any interest in any partnership, joint venture or other business entity, association or organization. No Acquired Company has agreed or is obligated to make any future investment in or capital contribution to any Entity. No Acquired Company has guaranteed or is responsible or liable for any obligation of any Person. Each of the Acquired Companies are wholly owned either directly or indirectly by the Selling Shareholders.

(e)              Business Name. Except as set forth in Part 4.1(e) of the Disclosure Schedule, none of the Acquired Companies has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its respective corporate name and secondary names as set forth in this Agreement.

4.2.         Charter Documents; Records. The Company has Made Available to Purchaser accurate and complete copies of: (a) Charter Documents; and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders or the board of directors (or similar body) of each Acquired Company, which minutes or other records contain a complete summary of all meetings of the board of directors (or similar body) and shareholders, and all actions taken thereat or by written consent. All actions taken and all transactions entered into by each Acquired Company which required the approval or consent of its board of directors or shareholders have been duly approved by all necessary action of the board of directors and shareholders of such Acquired Company. There has been no violation of any of the provisions of the Charter Documents, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s shareholders or board of directors (or similar body). The books of account, share records, minute books and other records of each Acquired Company are accurate, up-to-date and complete in all material respects, and have been maintained in all material respects in accordance with prudent business practices and all applicable Legal Requirements.

4.3.         Capitalization.

(a)              Outstanding Securities. The authorized share capital of the Company is DKK 500,000.00, and consists of 500,000 Ordinary Shares, all of which are issued and outstanding as of the date hereof. There are no Ordinary Shares held in the Company’s treasury or held by the Company as dormant shares. Except as set forth in Part 4.3(a) of the Disclosure Schedule, the Company has never declared or paid any dividends on any Company Shares. Part 3.4 of the Disclosure Schedule of the Disclosure Schedule sets forth the names of the Company’s shareholders, the addresses of the Company’s shareholders, the number, class and series of shares of Company Shares owned of record by each of such shareholders. There are no contractual restrictions on the Company Shares and they are unrestricted Ordinary Shares. All outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and none of such shares are subject to preemptive rights, repurchase option, forfeiture provision, rights of first refusal or restriction on transfer created by statute (other than restrictions on transfer imposed by virtue of applicable securities laws), the Charter Documents, or any agreement to which the Company is a party or by which it is bound. There are no Company securities or rights convertible into Company securities (including Company Options) other than the Company Shares. Neither the Company nor its shareholders have entered into any shareholder agreement or other agreement, and the Company Shares and the rights applicable thereto are not otherwise the subject of any agreement.

(b)              Legal Issuance. All outstanding Company Shares and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; (ii) the Company's Charter Documents, and (iii) all requirements set forth in all applicable Contracts. No Ordinary Shares were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. There are no Acquired Company Contracts relating to any securities of the Company that contain any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing. No Acquired Company has ever repurchased, redeemed or otherwise reacquired any shares in its share capital or other securities.

(c)              Stock Options. None of the Acquired Companies has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any person (whether payable in shares, cash or otherwise). The Company has not granted or promised to grant any Company Options.

(d)              Debt. No bonds, debentures, notes or other Indebtedness of the Acquired Companies: (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is in any way based upon or derived from capital or voting shares of the Company, are issued or outstanding as of the date hereof.

(e)              No Other Securities. There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which any Acquired Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Shares (or any other securities of the Company) or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized share appreciation, phantom share, profit participation, or other similar rights with respect to the Acquired Companies. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting shares of any of the Acquired Companies, and there are no agreements to which any Acquired Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Shares. As a result of the transactions contemplated by this Agreement, as of the Closing, Purchaser will be the sole record and beneficial holder of all issued and outstanding Company Shares and all rights to acquire or receive any Company Shares, whether or not such Company Shares are outstanding.

(f)               No share certificates. The Company had not delivered, and no holder of issued and outstanding Company Shares has received, a share certificate representing such shares.

4.4.         Financial Statements and Related Information.

(a)              Delivery of Company Financial Statements. The Selling Shareholders  have Made Available to the Purchaser the Company Financial Statements.

(b)              Delivery of Certificate for Settling the Pay-Off Debt. The Selling Shareholders  have delivered to the Purchaser certificates from each Pay-Off Creditor, containing, in each case the amounts and currency required to effect full repayment of each respective component of the Pay-Off Amounts and the wire transfer information of the Pay-Off Creditors.

(c)              Delivery of Estimated Closing Consideration Certificate. The Selling Shareholders have delivered to the Purchaser by the date hereof a certificate (the “Estimated Closing Consideration Certificate”) setting forth the Company’s good faith estimates of the following information (such information being referred to collectively as the “Closing Consideration Certificate Data”) based on the Interim Balance Sheets, subject to the Estimated Closing Certificate Data being (i) best estimates and (ii) non audited, which shall be set forth on an accompanying spreadsheet:

(i)	the Closing Payment;

(ii)	the Closing Indebtedness Amount;

(iii)	the Closing Cash Amount;

(iv)	the Closing Accounts Receivables Amount;

(v)	the Closing Accounts Payable Amount, and

(vi)	the Purchase Price Excess Amount or the Purchase Price Shortfall Amount, as applicable;

The spreadsheet accompanying the Estimated Closing Consideration Certificate shall show with detailed specificity the basis for the calculation of each element of the Closing Consideration Certificate Data.

(d)              Fair Presentation. The Company Financial Statements are true and complete in all material respects and present fairly the financial position of the Acquired Companies as of the respective dates thereof and the results of operations of the Acquired Companies for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP (it being understood, that the Company Financial Statements related to Fiberblaze US LLC have been prepared in accordance with US GAAP) applied on a consistent basis throughout the periods covered.

(e)              Nothing in Section 4.4 shall be deemed to be a representation or warranty by the Selling Shareholders in respect of any information on a forward looking nature, including forecast, budgets, prospects etc.

4.5.         Liabilities.

(a)              No Liabilities. No Acquired Company has any accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities identified as such in the “liabilities” column of the solo audited balance sheets of each of the Acquired Companies as of 31 August 2014; (ii) Liabilities that have been incurred by each Acquired Company since the solo audited balance sheets of each of the Acquired Companies as of 31 August 2014 in the ordinary course of business and consistent with such Acquired Company’s past practices; and (iii) the Liabilities identified in Part 4.5(a) of the Disclosure Schedule, which schedule shall also list all material Liabilities relating to obligations of the Acquired Companies to purchase services or products, even if such purchases are incurred in the ordinary course.

(b)              Indebtedness. Part 4.5(b) of the Disclosure Schedule sets forth an accurate and complete list of all Indebtedness of the Acquired Companies as of the date of this Agreement.

(c)              No “Off-Balance Sheet” Arrangements. The Company is and always has been run in the ordinary course of business. No Acquired Company has ever effected or otherwise been involved in any “off-balance sheet arrangements”. Without limiting the generality of the foregoing, no Acquired Company has ever guaranteed any debt or other obligation of any other Person.

(d)              Director and Officer Indemnification. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any current or former Acquired Company Employee (other than a claim for reimbursement by the Company, in the ordinary course of business, of travel expenses or other out-of-pocket expenses of a routine nature incurred by such current or former Acquired Company Employee in the course of performing its duties for the Company) or any agent of any Acquired Company pursuant to: (i) the terms of the Charter Documents of any Acquired Company; (ii) any indemnification agreement or other Contract between any Acquired Company and any such current or former Acquired Company Employee or agent; or (iii) any applicable Legal Requirement.

(e)              Claims by Securityholders. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any Liability of any Acquired Company to any current, former or alleged securityholder of any Acquired Company in such Person’s capacity (or alleged capacity) as a securityholder of such Acquired Company.

(f)              Insider Receivables. Part 4.5(f) of the Disclosure Schedule provides an accurate and complete breakdown of all amounts (including any Indebtedness) owed to any Acquired Company by any Acquired Company Employee or shareholder of the Company as of the date of this Agreement.

4.6.         Absence of Changes. Since the date of the solo audited balance sheets of each of the Acquired Companies as of 31 August 2014:

(a)             there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or could reasonably be expected to have or result in a Material Adverse Effect;

(b)             there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Acquired Companies’ material assets (whether or not covered by insurance); and

(c)             none of the Acquired Companies has taken any action that would have been prohibited or otherwise restricted under Sub-Sections 6.1(a), 6.1(d), 6.1(e), 6.1(f), 6.1(g), 6.1(m), 6.1(o), or 6.1(p) hereof, had such action been taken during the Pre-Closing Period.

4.7.         Title to Assets.

(a)              Good Title. Each of the Acquired Companies owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Interim Balance Sheets; (ii) all Intellectual Property assets and all of the rights of the Acquired Companies under the Acquired Company Contracts; and (iii) all other assets reflected in the books and records of the Acquired Companies as being owned by such Acquired Company. Except as set forth in Part 4.7(a) of the Disclosure Schedule, all such assets are owned by the Acquired Companies free and clear of any Encumbrances.

(b)              Leased Assets. Part 4.7(b) of the Disclosure Schedule identifies all assets of the Acquired Companies that are being leased to any of the Acquired Companies and the location of each such leased assets.

(c)              Sufficiency of Assets. The assets of the Acquired Companies collectively constitute all of the properties, rights, interests and other tangible and intangible assets used in or necessary to enable each Acquired Company to conduct its business in the manner in which such business is currently being conducted.

4.8.         Receivables; Products; Customers and Suppliers.

(a)             All existing accounts receivable of the Acquired Companies reflected on the Company Financial Statements that have not yet been collected represent valid obligations of customers arising from bona fide transactions entered into in the ordinary course of business. None of their customers have notified the Acquired Companies that any of such accounts receivable will not be paid.

(b)             No Acquired Company has, as of the Closing Date and during the period starting 6 months prior to the date hereof, received any notice from any material customer stating that any such customer plans to cease dealing with the applicable Acquired Company or may otherwise materially reduce the volume of business transacted by such customer with the applicable Acquired Company.

(c)             Each of the Acquired Companies has as of the date of this Agreement timely paid in full all amounts owed to their respective suppliers and service providers.

(d)             No Acquired Company has, as of the Closing Date and during the period starting 12 months prior to the date hereof, received any notice from any material supplier indicating that it plans to cease dealing with the Acquired Companies or otherwise materially reduce the volume of business transacted by such supplier with the Acquired Companies.

4.9.         Bank Accounts. Part 4.9 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Acquired Companies at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; (d) account balance as of the Business Day immediately prior to the date hereof; and (e) the names of all Persons who are authorized to sign checks or other documents or effect other transactions with respect to such account.

4.10.       Intellectual Property.

(a)              Intellectual Property Disclosures. Part 4.10(a) of the Disclosure Schedule accurately identifies and describes:

(i)            in Part 4.10(a)(i) of the Disclosure Schedule, each Company Product, including a detailed description about such Company Product, including its performance and features;

(ii)          The Acquired Companies do not have or purport to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) in any Registered IP;

(iii)         in Part 4.10(a)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to any Acquired Company (other than Open Source Code that is identified in Part 4.10(i) of the Disclosure Schedule and any non-customized software that is generally available on standard terms for less than $5,000 per copy, seat or user, as applicable); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to such Acquired Company; (C) whether the license or licenses so granted to such Acquired Company are exclusive or nonexclusive; and (D) each Company Product in which such licensed Intellectual Property Rights or Intellectual Property are used or incorporated;

(iv)          in Part 4.10(a)(iv) of the Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP and whether such license is exclusive or non-exclusive; and

(v)           in Part 4.10(a)(v) of the Disclosure Schedule, a list of each item of Company Software that is distributed by any Acquired Company to third parties.

(b)              IP Agreements. The Company has Made Available to Purchaser a complete and accurate copy of each Company IP Contract used by any Acquired Company at any time, including each: (i) end user license and/or service agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) agreement, whether with an employee, consultant, other person in the creation or development of any Company IP, or otherwise, containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement.

(c)              Ownership Free and Clear.The Acquired Companies exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property licensed to such Acquired Company, as identified in Part 4.10(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 4.10(a)(iv) of the Disclosure Schedule), and such Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i)   To the Selling Shareholders' Knowledge, no Key Employee, or other Acquired Company Employee is: (A) bound by or otherwise subject to any Contract restricting them from performing their duties for an Acquired Company, or (B) affiliated with any Governmental Body or any public or private university, college, or other educational, medical or research institution;

(ii)          no funding, facilities or personnel of any Governmental Body or any public or private university, college, or other educational, medical or research institution, was used, directly or indirectly, to create or develop, in whole or in part, any Company IP; no Company IP was created with any involvement or contribution by any current or former director, officer, or independent contractor of or consultant who held any position with any Governmental Body, foundation or any public or private university, college, or other educational, medical or research institution.

(iii)         each of the Acquired Companies has taken reasonable steps to maintain the (A) validity and enforceability of all Intellectual Property Rights owned by or exclusively licensed to the Company and (B) confidentiality of and otherwise protect and enforce its rights in all proprietary information held by such entity, or purported to be held by such entity, as a trade secret;

(iv)          no Acquired Company has ever assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person, except in the ordinary course of business;

(v)            no Acquired Company is currently, or has ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Company to grant or offer to any other Person any license or right to any Company IP; No Acquired Company is subject to any license or other Contract with, any standards bodies or other entities for a determination of essentiality to or inclusion in an industry standard or that would obligate any Acquired Company to grant licenses or other rights to, or otherwise impair its control of, any Intellectual Property, nor has any third-party request been made for such licenses or other rights in connection with the activities of or any participation in any forum, consortium, standards body, or similar entity.

(vi)          each of the Acquired Companies owns or otherwise has all Intellectual Property Rights needed to conduct the business of such entity as currently conducted and such Intellectual Property Rights shall not be adversely impacted by the Closing; and

(vii)         none of the Acquired Companies is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(d)              No Intellectual Property or product or service of any Acquired Company is subject to any order, action, settlement, or other right that restricts, or that could reasonably be expected to restrict, in any manner the current use, transfer or licensing of any Company IP.

(e)              Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach or right of termination of any Company IP Contract; (iii) other than as identified in Part 4.10(e) of the Disclosure Schedule, the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP (v) the grant of any right exclusivity, covenant not to sue, noncompetition or nonsolicitation or (vi) an obligation on any of the Acquired Companies to pay royalties under any Contract.

(f)               No Third Party Infringement of Company IP. To the Selling Shareholders' Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

(g)              No Infringement of Third Party IP Rights. No Acquired Company has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i)            no product, information or service ever manufactured, produced, distributed, licensed, published, used, provided or sold by or on behalf of any Acquired Company has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii)          no infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against any Acquired Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or legal proceeding;

(iii)         no Acquired Company has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

(iv)          no Acquired Company is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim;

(v)           no Acquired Company has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right; and

(vi)          to the Knowledge of the Selling Shareholders, no claim or legal proceeding involving any Intellectual Property or Intellectual Property Right licensed to any Acquired Company is pending or has been threatened, except for any such claim or legal proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any Acquired Company; or (B) the creation, development, manufacturing, marketing, provision, distribution, licensing, or sale of any Company Product.

(h)              No Harmful Code. None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(i)               Use of Open Source Code.

(i)   Part 4.10(i) of the Disclosure Schedule accurately identifies and describes: (A) each item of Open Source Code that is contained in, distributed with or used in the development of any Company Software or from which any part of any Company Software is derived; (B) the applicable license terms for each such item of Open Source Code; and (C) the Company Software to which each such item of Open Source Code relates.

(ii)   No Acquired Company has used, modified, or distributed any Open Source Code in a manner that: (A) could or does require (or could or does condition the use or distribution of such software on) (1) the disclosure, licensing or distribution of any source code for, or (2) the licensing for purposes of making modifications or derivative works of, any Company Software owned by or licensed to any Acquired Company; (B) could or does require (or could or does condition the use or distribution of such software on) the granting of a license under any Acquired Company patent rights; or (C) could or does otherwise impose any material limitation, restriction or condition on the right or ability of any Acquired Company to use or distribute any Company Software owned by or licensed to any Acquired Company.

(iii)          Each of the Acquired Companies has complied with all of, and the use, marketing, distribution, licensing, and sale of Company Software does not violate any of, the terms and conditions of each applicable Open Source License, including all requirements pertaining to attribution and copyright notices.

(j)               No License of Source Code. Except as set forth in Part 4.10(j) of the Disclosure Schedule, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person. No Acquired Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any Person.

(k)              Except for bugs and defects experienced in the ordinary course of business, all Company Software performs in all material respects in conformance with the purposes and functionality for which it is intended.  No Acquired Company Contract requires any Acquired Company to maintain a disaster recovery plan to safeguard its customers’ information in the event of a disaster. All Acquired Companies have made back-ups of all material software and data that cannot be easily recreated or restored, and has arranged for such back-ups at a reasonable secure location.

(l)               Data Privacy.  In connection with its collection, processing, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Acquired Companies  are and have been in compliance with all applicable laws in all relevant jurisdictions, the Company’s and its Subsidiaries’ privacy policies and the requirements of any contract or codes of conduct to which they are a party and this Agreement does not detrimentally affect such legal and permitted use of such Personal Information. The Acquired Companies  have at all times implemented commercially reasonable physical, technical, organizational and administrative security measures and policies to protect all Personal Information collected by them or on their behalf from and against loss, unauthorized access, use and/or disclosure and there has been no loss, unauthorized access, use and/or disclosure of such Personal Information. The Acquired Companies  are and have been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. There is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against, any Acquired Company, by any private party or any governmental body, foreign or domestic, with respect to Personal Information.

4.11.       Agreements, Contracts and Commitments.

(a)              List of Contracts. Part 4.11(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract entered into up to the date hereof, (x) to which any Acquired Company or a Selling Shareholder (with respect to clause  (xiii) hereunder) is a party, (y) by which any of the Acquired Companies or any of their assets is or may become bound or under which any Acquired Company has, or may become subject to, any obligation, or (z) under which any Acquired Company has or may acquire any right or interest:

(i)   with one of the Acquired Company’s customers;

(ii)          pursuant to which any Acquired Company has been appointed a partner, reseller or distributor;

(iii)         pursuant to which any Acquired Company has appointed another Person as a partner, reseller, or distributor;

(iv)          that is with any Acquired Company’s suppliers by spending during the last calendar year or the first 3 months of the current calendar year;

(v)   imposing any restriction on the right or ability of any Acquired Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

(vi)          that is an Acquired Company Employee Plan or an Acquired Company Employee Agreement, including all indemnification agreements with current or former officers or directors;

(vii)         relating to the acquisition, transfer, use, development, sharing or license of any Intellectual Property or Intellectual Property Right, together with (A) the Intellectual Property or Intellectual Property Right that is the subject of such Contract; (B) whether the Intellectual Property or Intellectual Property Right is being licensed to or acquired by any Acquired Company, or licensed to or acquired by another Person; and (C) the product or service of the applicable Acquired Company to which such Intellectual Property or Intellectual Property Right relates (other than (x) Open Source Licenses listed in Part 4.10(i) of the Disclosure Schedule and licenses for any non-customized software that is generally available on standard terms for less than $5,000 per copy, seat or user, as applicable; (y) Contracts identified in Part 4.10 of the Disclosure Schedule);

(viii)       relating to the acquisition, issuance or transfer of any securities;

(ix)          relating to the creation of any Encumbrance with respect to any asset of any Acquired Company;

(x)   involving or incorporating any guaranty (except for product warranties in the ordinary course of business), any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(xi)          creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xii)        Contracts identified or required to be identified in Part 4.10 of the Disclosure Schedule;

(xiii)       involving any Related Party;

(xiv)        constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body;

(xv)         that was entered into outside the ordinary course of business;

(xvi)        that has a term of more than 30 days and that may not be terminated by any Acquired Company (without penalty) within 30 days after the delivery of a termination notice by any Acquired Company, disregarding employment agreements; and

(xvii)       that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $20,000 in the aggregate; or (B) the performance of services having a value in excess of $20,000 in the aggregate.

The Contracts in the respective categories described in clauses (i) through (xvii) above are referred to in this Agreement as “Material Contracts.”

(b)              Delivery of Contracts. The Company has Made Available to Purchaser accurate and complete copies of all written Contracts identified in Part 4.11(a) of the Disclosure Schedule, including all exhibits, addendums, attachments and amendments thereto. Part 4.11(a) of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. To the Selling Shareholders' Knowledge, each Contract identified in Part 4.11(a) of the Disclosure Schedule is valid and in full force and effect and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)              No Breach.

(i)           no Acquired Company has violated or breached in any material respect, or committed any material default under, any material contract or any Contract otherwise described in Section 4.11(a) above, and, to the Selling Shareholders' Knowledge, no other Person has violated or breached, or committed any default under, any such Contract;

(ii)          To the Selling Shareholders' Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any such Contract; (B) give any Person the right to declare a default or exercise any remedy under any such Contract; (C) give any Person the right to accelerate the maturity or performance of any such Contract; or (D) give any Person the right to cancel, terminate or modify any Company Contract;

(iii)         no Acquired Company has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Contract described in Section 4.11(a) above; and

(iv)          no Acquired Company has waived any of its material rights under any Material Contract.

(d)              No Renegotiation. Except as in the ordinary course of business, no Person is renegotiating, or has a right pursuant to the terms of any Contract described in Section 4.11(a) above to renegotiate, any amount paid or payable to any Acquired Company under any Material Contract or any other material term or provision of any Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Contract described in Section 4.11(a) above (regardless of whether such Person has the right to do so under such Contract).

(e)              Sufficiency of Disclosed Material Contracts. Other than the Material Contracts identified in Part 4.11(a) of the Disclosure Schedule no other Contracts are necessary to enable the Acquired Companies to conduct their respective businesses in substantially in the manner in which their businesses are currently being conducted.

(f)               Proposed Contracts. Part 4.11(f) of the Disclosure Schedule identifies and provides a brief description of each proposed material Contract outside the ordinary course of business as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by any Acquired Company since January 1, 2014.

4.12.       Compliance with Legal Requirements.

(a)              Each Acquired Company is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets including Legal Requirements relating to money laundering, banking import/export and employment matters. To the Selling Shareholders' Knowledge, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement. No Acquired Company has received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

4.13.       Governmental Authorizations; No Subsidies.

(a)              Governmental Authorizations. Part 4.13(a) of the Disclosure Schedule identifies, each Governmental Authorization held by the Acquired Companies, and the Company has Made Available to Purchaser accurate and complete copies of such Governmental Authorizations. Such Governmental Authorizations are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable each Acquired Company to conduct its respective business in the manner in which such business is currently being conducted. Each Acquired Company is, and has at all times been, in material compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 4.13(a) of the Disclosure Schedule. No Acquired Company has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of, or failure to comply with, any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b)              Governmental Grants. Except as set forth in Part 4.13(b) of the Disclosure Schedule, none of the Acquired Companies has at any time received any Governmental Grant that has been available or applicable to any Acquired Company and no Governmental Body: (i) has awarded any participation or provided any support to the Company; or (ii) is or may become entitled to receive any royalties or other payments from any Acquired Company.

4.14.       Tax Matters.

(a)              Tax Returns and Payments. Other than as set forth on Part 4.14(a) of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of any Acquired Company have been timely and properly filed and are true, accurate and complete. All Taxes of the Acquired Companies that are due and payable have been timely and properly paid. All Taxes required to be withheld by the Acquired Companies have been properly and timely withheld and remitted. The Company has Made Available to Purchaser accurate and complete copies of all Tax Returns filed by any Acquired Company. Part 4.14(a) of the Disclosure Schedule lists each jurisdiction in which any Acquired Company is required to file a Tax Return. No claim has ever been made by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company Financial Statements properly and adequately accrue or reserve for Tax Liabilities in accordance with GAAP. Except as set forth in Part 4.14(a) of the Disclosure Schedule, none of the Acquired Companies is subject to sales Tax, use Tax or value added Tax in any jurisdiction.

(b)              Audits; Claims. Except as set forth in Part 4.14(b) of the Disclosure Schedule , no Tax Returns have ever been examined or audited by any Governmental Body. No Acquired Company has received from any Governmental Body any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax Returns has been granted by or requested from any Acquired Company. No claim or Legal Proceeding is pending or threatened against any Acquired Company in respect of any Tax. There are no liens for Taxes upon any of the assets of any Acquired Company except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(c)              Closing Agreements; Etc. No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or prepaid amount received for a taxable period ending on or prior to the Closing. No Acquired Company is a party to or bound by any Tax allocation or sharing agreement. No Acquired Company has any Liability for the Taxes of any Person (other than such Acquired Company).

(d)              Tax Incentives. Part 4.14(d) of the Disclosure Schedule sets forth all Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to any of the Acquired Companies. Each Acquired Company has Made Available to Purchaser all documentation relating to any applicable Tax holidays or incentives. Each Acquired Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated in this Agreement. The consummation of the transactions contemplated by this Agreement will not adversely affect the remaining duration or the extent of the incentive or require any recapture of any previously claimed incentive, and no Consent of any Governmental Body is required prior to the consummation of such transactions in order to preserve the entitlement of the Company to any such incentive. The consummation of the transactions contemplated hereby will not have any adverse effect on such qualification as an Industrial Company.

(e)              No Liability. No Acquired Company has any Liability for the Taxes of any Person as a transferee or successor, by Contract or otherwise.

(f)              Withholdings. Each Acquired Company has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes, has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, and has timely filed all withholding Tax Returns, for all periods.

(g)              Tax Rulings. Except as set forth in Part 4.14(g) of the Disclosure Schedule, no Acquired Company has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(h)              VAT. Except as set forth in Part 4.14(h) of the Disclosure Schedule, each Acquired Company has complied in all respects with all laws concerning VAT, including with respect to the making on time of accurate returns and payments and the maintenance of records. No Acquired Company has made any exempt supplies in the current or preceding VAT year applicable to them, and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by them.

(i)               Filing of Tax Returns. No Acquired Company is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No claim that is unresolved has ever been made by a Governmental Body that the Acquired Company is or may be subject to Tax in a jurisdiction in which it does not file Tax Returns.

4.15.       Employee and Labor Matters; Benefit Plans.

(a)              Employee List. Part 4.15(a) of the Disclosure Schedule contains a list of all employees and consultants of each Acquired Company as of the date of this Agreement, and correctly reflects all benefits which each such employee or consultant is entitled, including their salaries, any other cash compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), social benefits, their dates and term (if applicable) of employment, their positions, their work location by city and state, and their visa status, if applicable. There are no written or unwritten policies or customs that, by extension, could entitle any current or former Acquired Company Employees to benefits in addition to those to which they are entitled pursuant to applicable Legal Requirements (including unwritten customs concerning the payment of statutory severance pay when it is not legally required), other than those included in the Acquired Company Employee Plans or the Acquired Company Employee Agreements or employment agreement with respect to former Acquired Company Employees. The Acquired Companies are in compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, pensions, bonuses and terms and conditions of employment, including employee compensation matters.

(b)              All of the salaries, bonuses and other compensation and benefits to which the Acquired Companies’ employees and consultants are eligible (including, without limitation, salaries, fees, social benefits, pension benefits, welfare benefits, bonuses or other incentive compensation, deferred compensation, severance, salary continuation or other employee fringe benefit plans or arrangements, automobile, reimbursement of expenses and benefits in kind) have been duly paid in full by the Acquired Companies, all pensions payments and reserves are fully funded, and no Acquired Company has any obligation or liability (contingent or otherwise) with respect to such salaries, bonuses, compensation benefits or pensions.

(c)              Employment Termination. The employment of each of the current Acquired Company Employees is terminable by the respective Acquired Company, subject only to the terms of the respective Acquire Company Employee Agreement and applicable Legal Requirements. The Acquired Companies have no obligations towards any former employees of the Acquired Companies. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment or Acquired Company Liability to any current or former employee, officer, consultant or director of any Acquired Company, or result in an increase to the salary, compensation or other benefits payable thereto.

(d)              Employee Plans and Agreements. Part 4.15(d) of the Disclosure Schedule contains an accurate and complete list of each Acquired Company Employee Agreement and each Acquired Company Employee Plan. No Acquired Company intends and no Acquired Company has committed to establish or enter into any new Acquired Company Employee Plan or Acquired Company Employee Agreement, or to modify any Acquired Company Employee Plan or Acquired Company Employee Agreement.

(e)              Independent Contractors. Except as set forth on Part 4.15(e) of the Disclosure Schedule, no Person is, or ever was, an independent contractor or outsourced worker of (or consultant to) of the Company. No Persons were incorrectly classified as external consultants or contractors as opposed to employees.

(f)               No Unions, Etc. No Acquired Company is a party to or bound by, and no Acquired Company has ever been a party to or bound by, any union contract, collective bargaining agreement or similar Contract. The Company is not and never has been a member of any employers' organization and there is no, and never has been, an employees' committee in the Company.

(g)              Severance, Etc. Except as set forth in Part 4.15(g) of the Disclosure Schedule: (i) the employment of each current Acquired Company Employee is subject to termination upon not more than three months’ prior written notice under the termination notice provisions included in the applicable Acquired Company Employment Agreement with such Acquired Company Employee identified or required to be identified in Part 4.15(d) of the Disclosure Schedule or under applicable Legal Requirements; (ii) all obligations of the Acquired Companies to provide severance pay to all current Acquired Company Employees are fully funded and are accrued on the Company Financial Statements to the extent required under applicable law; and (iii) no current Acquired Company Employee's employment by any Acquired Company requires any special license, permit or other Governmental Authorization.

(h)              None of the Key Employees has expressed an intention or interest (whether formally or informally) in, or taken any action toward terminating his or her employment with an Acquired Company before or after the Closing.

4.16.       Environmental Matters. Each of the Acquired Companies is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Companies of all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. No Acquired Company has received any notice or other communication, whether from a Governmental Body, citizens group, a current or former Acquired Company Employee or otherwise, that alleges that any Acquired Company is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with such Acquired Company’s compliance with any Environmental Law in the future. To the Selling Shareholders' Knowledge, no current or prior owner of any property leased or controlled by any of the Acquired Companies has received any notice or other communication, whether from a Governmental Body, citizens group, current or former Acquired Company Employee or otherwise, that alleges that such current or prior owner or such Acquired Company is not in compliance with any Environmental Law. The Acquired Companies have not caused or contributed to any Environmental Release in any material respects and there are no circumstances which may give rise to any Environmental Release by any of the Acquired Companies. To the Selling Shareholders' Knowledge, no Contaminants are stored or contained on or under any of the leasehold properties held or occupied by any Acquired Company, whether in storage tanks, land fills, pits, ponds, lagoons or otherwise. All Governmental Authorizations currently held by each of the Acquired Companies pursuant to Environmental Laws are identified in Part 4.16 of the Disclosure Schedule.

4.17.       Insurance. Part 4.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of each of the Acquired Companies as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement. Each of such insurance policies is in full force and effect. Since January 1, 2012, none of the Acquired Companies has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Neither (A) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement, nor (B) the consummation of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time): (1) result in the cancellation, invalidation or termination, or give any Person the right to cancel, invalidate or terminate, any of the insurance policies of the Acquired Companies; (2) result in the reduction of coverage, or give any Person the right to reduce the coverage, under any such insurance policies; or (3) have any impact on any Acquired Company’s right or ability to make a claim under any such insurance policies in respect of or relating to events or circumstances that have occurred prior to the Closing.

4.18.       Related Party Transactions. Other than as set forth in Part 4.18 of the Disclosure Schedule, no Related Party has, and no Related Party has had, any interest in any material asset used in or otherwise relating to the business of any Acquired Company; (b) no Related Party is, or has been, indebted to any Acquired Company (other than for ordinary travel advances); (c) no Related Party has entered into, or has had any financial interest in, any material Contract, transaction or business dealing with or involving any Acquired Company; (d) to the Selling Shareholders' Knowledge, no Related Party is competing, or has at any time competed, with any Acquired Company; and (e) no Related Party has any claim or right against any Acquired Company (other than rights to receive compensation for services performed as an employee or consultant of any Acquired Company or other rights arising in the ordinary course of employment or consultancy). No member of the board of directors of any Acquired Company has ever had a conflict of interest with respect to such Acquired Company, and each such member has provided confirmation of the foregoing to such Acquired Company in accordance with applicable Legal Requirements.

4.19.       Legal Proceedings; Orders.

(a)              Legal Proceedings. Other than as set forth in Part 4.19 of the Disclosure Schedule, there is no pending Legal Proceeding and, to the Selling Shareholders' Knowledge, no Person has threatened to commence any Legal Proceeding: (i) that involves any Acquired Company, any Company Product or any of the assets owned or used by any Acquired Company or any Person whose liability any Acquired Company has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement; or (iii) that relates to the ownership of any securities of any Acquired Company, or right to receive consideration as a result of this Agreement. To the Selling Shareholders' Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Except as set forth in Part 4.19(a) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by, and no Legal Proceeding has ever been pending against, any Acquired Company.

(b)              Orders. There is no order, writ, injunction, judgment or decree to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject. To the Selling Shareholders' Knowledge, no officer or other employee of any Acquired Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to any Acquired Company’s business.

4.20.       Authority; Binding Nature of Agreement. Each Acquired Company has the absolute and unrestricted right, power and authority to perform its obligations under each agreement, document or instrument referred to in or contemplated by this Agreement to which such Acquired Company is or will be a party. Each agreement, document and instrument referred to in or contemplated by this Agreement to which an Acquired Company is a party constitutes the legal, valid and binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.21.       Non-Contravention; Consents. Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a)              contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents; or (ii) any resolution adopted by the shareholders, members or board of directors (or similar body) of any Acquired Company;

(b)              contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any Acquired Company or any of the assets owned or used by any Acquired Company, is subject;

(c)              contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to any Acquired Company’s business or to any of the assets owned or used by any Acquired Company;

(d)              contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Acquired Company Contract; (ii) accelerate the maturity or performance of any such Acquired Company Contract or any of its terms or become eligible for any rights or benefits; or (iii) cancel, terminate or modify any such Acquired Company Contract; or

(e)              result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any Acquired Company (except for minor liens that will not, either individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Company) or result in a transfer, distribution or sale of such asset.

No Acquired Company is and no Acquired Company will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) any of the transactions contemplated by this Agreement or by any of the other agreements, documents or instruments referred to in this Agreement.

4.22.       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Acquired Company. No Person is or may become entitled to receive any fee or other amount from any Acquired Company for professional services performed or to be performed in connection with any of the transactions contemplated by this Agreement.

4.23.       Full Disclosure. This Agreement (including the Disclosure Schedule, the Due Diligence Material, Closing Certificate and Estimated Closing Consideration Certificate) does not as of the date hereof, and will not as of the Closing: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. The Company and the Selling Shareholders have no Knowledge of any information or other fact that is or may become materially adverse to the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, financial performance or prospects of the Acquired Companies that has not been set forth in this Agreement or in the Disclosure Schedule.

5.	Representations and Warranties of Purchaser

Purchaser represents and warrants to the Selling Shareholders as follows:

5.1.          Due Organization. Purchaser is a company duly incorporated, organized and validly existing under the laws of the State of Israel.

5.2.          Authority; Binding Nature of Agreement. Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which Purchaser is a party; and the execution, delivery and performance by Purchaser of this Agreement or any such other agreement, document and instrument have been duly authorized by all necessary action on the part of Purchaser. This Agreement and each other agreement, document or instrument referred to in this Agreement to which Purchaser is a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.	Covenants

6.1.          Operation of the Business of the Company. During the Pre-Closing Period, the Selling Shareholders shall ensure and shall procure that the Company ensures that:

(a)              each Acquired Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)              each Acquired Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers, managers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with any Acquired Company;

(c)              the Selling Shareholders shall report to Purchaser any material changes in the status of the business of such Acquired Company;

(d)              no Acquired Company shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares or other securities, or repurchase, redeem or otherwise reacquire any shares or other securities;

(e)              no Acquired Company shall sell, issue or authorize the issuance of: (i) any shares or other security; (ii) any option or right to acquire any shares (or cash based on the value of shares) or other security; or (iii) any instrument convertible into or exchangeable for any shares (or cash based on the value of shares) or other security;

(f)               no Acquired Company shall amend or permit the adoption of any amendment to such Acquired Company’s Charter Documents, or effect or permit such Acquired Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)              no Acquired Company shall form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(h)              no Acquired Company shall make any capital expenditure exceeding in the aggregate $ 20,000;

(i)               no Acquired Company shall: (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a material Contract; or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(j)              no Acquired Company shall: (i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $ 10,000; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person; or (iii) waive or relinquish any right, in the case of each of clauses “(i)” through “(iii)”, except in the ordinary course of business consistent with past practices;

(k)             no Acquired Company shall: (i) lend money to any Person (except that an Acquired Company may make routine travel advances to its current employees in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any indebtedness for borrowed money;

(l)              no Acquired Company shall: (i) establish, adopt, amend or terminate any Acquired Company Employee Plan; (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices; (iii) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers, managers or other employees; (iv) promote or change the title of any of its employees (retroactively or otherwise); or (v) hire or make an offer to hire any new employee;

(m)            no Acquired Company shall change any of its methods of accounting or accounting practices in any material respect;

(n)             no Acquired Company shall make any payments in respect of Tax, unless due, make or change any Tax election, adopt or change a material accounting method in respect of Taxes, enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or comprise a claim, notice, audit report or assessment in respect of Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(o)              no Acquired Company shall commence or settle any Legal Proceeding;

(p)              no Acquired Company shall enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with its past practices; and

(q)              no Acquired Company shall agree or commit to take any of the actions described in clauses “(d)” through “(p)” above.

Notwithstanding the foregoing, the Company may take any action described in: (i) clauses“(d)” through “(q)” above if: (A) Purchaser gives its prior written consent to the taking of such action by such Acquired Company; or (B) such action is expressly contemplated by this Agreement.

6.2.          Notification

(a)              Notification. During the Pre-Closing Period, the Selling Shareholders or the Company shall promptly notify Purchaser in writing of: (i) the discovery by any Selling Shareholder or the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement or that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an material inaccuracy in any representation or warranty made by the Company or the Selling Shareholders in this Agreement; (ii) any breach of any covenant or obligation of the Company or the Selling Shareholders; and (iii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely.

(b)              No such notification or update shall be deemed to supplement or amend the representation or warranty made by the Company or the Selling Shareholders in this Agreement or the Disclosure Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Company or the Selling Shareholders in this Agreement; or (ii) determining whether any of the conditions set forth in Section 7 have been satisfied.

6.3.          No Shop. During the Pre-Closing Period, the Company and the Selling Shareholders shall not, and shall ensure that each Acquired Company or Selling Shareholder or each Representative of any Acquired Company or of any Selling Shareholder does not: (a) solicit or encourage the initiation or submission of any proposal or offer relating to a possible Acquisition Transaction; or (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any information to, any Person (other than Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction. The Company and the Selling Shareholders shall promptly (and in any event within 48 hours of receipt thereof) notify Purchaser in writing of any inquiry, indication of interest, proposal or offer relating to a possible Acquisition Transaction that is received by any of the Selling Shareholders or any Acquired Company during the Pre-Closing Period (including the identity of the Person making or submitting such inquiry, indication of interest, proposal or offer, and the terms thereof).

6.4.          Restriction on Transfer. The Selling Shareholders agree that, during the Pre-Closing Period, the Selling Shareholders shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Encumbrance, any Company Shares or any other security of the Company, or any direct or indirect beneficial interest therein.

6.5.          Filings and Consents.

(a)              Filings. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents, if any, required to be filed by such party with any Governmental Body with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body.

(b)              Efforts. Subject to Section 6.5(c), each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.5(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement.

(c)              Limitations. Notwithstanding anything to the contrary contained in Section 6.5(b) or elsewhere in this Agreement, Purchaser shall not have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Affiliates or any Acquired Company to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Affiliates or any Acquired Company to take or agree to take) any other action or to agree (or cause any of its Affiliates or any Acquired Company to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the transactions contemplated by this Agreement.

6.6.          Confidentiality; Public Announcements.

(a)             The provisions of the NDA, are hereby incorporated into this Agreement and each of the Parties hereto agrees to maintain the confidentiality of all information received from the other party and its representatives in connection with this Agreement and the transaction described herein, and not to use any of such information for any purpose except to evaluate and perform the transaction contemplated by the parties hereto (the “Purpose”).

(b)              Notwithstanding anything to the contrary in this agreement or the NDA, in case any Confidential Information (as defined in the NDA) is information that may be considered "material non-public information" pursuant to the securities laws and regulations governing Purchaser and the securities exchanges on which its shares are traded – the Company and Selling Shareholders hereby undertakes (and undertake to cause their Representatives) not to make any unlawful use of such Confidential Information, including by way of effecting a transaction in a security of Purchaser while the Confidential Information or any part thereof is in their possession. The Company and Selling Shareholders are aware, and will advise their Representatives who are informed of any of the matters that are the subject of this Agreement, of the restrictions imposed by the applicable securities laws on the purchase or sale of securities by any person who has received material, non-public information regarding a company with publicly traded securities, as well as the restrictions making it unlawful to communicate such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell securities in reliance upon such information.

(c)              From and after the date of this Agreement, the Company and each Selling Shareholder hereby covenants with and undertakes to Purchaser that the Company and such Selling Shareholder shall not (and the Company and such Selling Shareholder shall ensure that its Representatives, the Acquired Companies and the Acquired Companies’ Representatives do not) issue any press release or make any public statement (including to any Acquired Company Employee) regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or any of the other transactions or documents contemplated by this Agreement, without Purchaser’s prior written consent. For avoidance of doubt, and notwithstanding anything herein or in the NDA to the contrary, the Purchaser will entitled to make any public statement and deliver any notice to a Governmental Body as it is legally required to issue or make under any Legal Requirement (including any applicable securities law, or by the applicable rules of any stock exchange on which Purchaser lists its securities).

6.7.         Resignation of the board of directors; Credit Cards. The Company and the Selling Shareholders shall (and shall cause each Acquired Company to) obtain and deliver to Purchaser the resignation of each member of the board of directors of each Acquired Company effective as of the Closing. Immediately following Closing the Purchaser shall cause an extraordinary general meeting of each of the Acquired Companies to be held, at which meetings the Purchaser shall appoint new board members of the Company (it being understood that such new board members are registered at the Danish Business Authority effective as at the Closing Date). Prior to the Closing, the Company shall take all action necessary to revoke, effective as of the Closing, all signatory rights of all officers and board members of the Acquired Companies, and shall suspend and cancel all Acquired Company credit cards and debit cards.

6.8.         Retention. Each Key Employee shall be eligible for the retention terms set forth in Schedule 6.8 attached hereto.

6.9.         Repayment of Shareholder Loans. By Closing the Selling Shareholders shall have repaid any amounts which are owed and outstanding by them to any Acquired Company, and no amounts shall be owed and outstanding with respect to loans made by any Acquired Company to the Selling Shareholder or any other employee.

6.10.       Closing Balance Sheets and Closing Consideration Certificate; Post-Closing Purchase Price Adjustment

(a)              Not later than 90 Business Days following the Closing, the Purchaser shall prepare and deliver to the Selling Shareholders: (x) final audited solo balance sheets and statements of income for each of the Acquired Companies as of the Closing Date prepared in accordance with US GAAP (the “Closing Balance Sheets”); and (y) a certificate setting forth the final Closing Consideration Certificate Data as of Closing based on GAAP (the “Closing Consideration Certificate”), which shall be set forth on an accompanying spreadsheet. The Selling Shareholders shall assist and make available all necessary information to enable the preparation of the Closing Balance Sheets and the Closing Consideration Certificate.

(b)              If the Selling Shareholders agree to the Closing Consideration Certificate prepared by the Purchaser, it will be final and binding on the Parties.

(c)              If the Selling Shareholders disagree with the Purchaser's Closing Consideration Certificate, the Selling Shareholders must give notice of an objection to the Purchaser no later than 20 Business Days after receipt of the Closing Consideration Certificate. Failure to do so will be deemed to be agreement of the Selling Shareholders to the Closing Consideration Certificate prepared by the Purchaser. The Parties must attempt to reach an agreement on the disputed matters no later than 15 Business Days after the Purchaser's receipt of the Selling Shareholder's objection. If the Parties are unable to reach an agreement within this time limit, either Party may demand that the disputed matters be referred to the Expert.

(d)              The Expert will decide on the disputed matters in accordance with the Agreement and will revise the Closing Consideration Certificate to the extent that the Expert's decision on the disputed matters deviates from the Closing Consideration Certificate prepared by the Purchaser. If the decision of the disputed matters depends on an accounting estimate, the Expert must make an independent estimate on the basis of what he considers to be fair and reasonable under the Agreement. The Expert is not authorised to decide on any legal dispute concerning the interpretation of the Agreement. Any such dispute must be decided in accordance with section 11.8.

(e)              The final Closing Consideration Certificate prepared by the Expert will be final and binding on the Parties, and it can only be challenged in accordance with section 11.8 in the event of fraudulent acts or obvious errors.

(f)               The Expert will make decisions as to the apportionment of his fees and other costs between the Parties, taking into account the amount by which each Party’s calculation deviated from the Closing Consideration Certificate finally determined by him.

(g)              No later than 15 Business Days after the Closing Consideration Certificate has become final and binding on the Parties, the Adjustment Amount, if any, must be settled between the parties as follows: (i) in the event of a positive Adjustment Amount and an increase in the Purchase Price, the Purchaser shall pay the sum of such Adjustment Amount to the Selling Shareholders in the same manner as the Closing Payment was paid pursuant to Section 2.2(a), and (ii) in the event of a negative Adjustment Amount and a decrease in the Purchase Price, the Selling Shareholders shall pay the sum of such Adjustment Amount to the Purchaser  or such amount shall be set-off against the Escrow Account at the Purchaser’s discretion.

6.11.       Non-Competition and Non-Solicitation.

As further consideration for the transactions contemplated by this Agreement and the payment of the Purchase Price by Purchaser, for a period ending on the second anniversary of the Closing Date, the Founders shall not, and shall require their Affiliates not to directly or indirectly, whether as an employee, director, officer, consultant, shareholder, joint venturer, or otherwise:

(a)              develop, market, manufacture, sell or distribute any goods or services or otherwise act in any manner which competes with the Business; or

(b)              call upon, solicit or communicate with any Person who is an Acquired Company Employee for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Person to terminate his or her employment or contracting relationship with Purchaser, any Acquired Companu, or their affiliates.

To the extent that either of the Founders shall resign or be terminated during the Evaluation Period from the Company or Purchaser (except for a resignation for Good Reason or a Termination Without Cause) then the Founders shall forfeit any entitlement to the Excess Payment.

6.12.       No Distribution.

For the period beginning on the date hereof and ending on the date on which all funds remaining in the Escrow Account have been disbursed: (i) both of Fiberblaze Holding APS and Hilmer APS may grant any dividends or other distributions as long as an amount of $1,000,000 is retained by each of them (which amount may not be distributed by dividend or otherwise); and (ii) neither Fiberblaze Holding APS nor Hilmer APS may otherwise enter into a process of winding-up, dissolution, administration, liquidation, conservatorship, rearrangement, receivership, insolvency, reorganization, which would have the result of releasing the assets of such companies to their shareholders or creditors.

7.	Conditions Precedent to Obligations of Purchaser

The obligations of Purchaser to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

7.1.          Accuracy of Representations.

(a)              Accuracy at Signing. Each of the representations and warranties made by the Company or the Selling Shareholders in this Agreement shall have been true and correct in all material respects when made (without giving effect to any qualification as to materiality).

(b)              Accuracy at Closing. Each of the representations and warranties made by the Company or the Selling Shareholders in this Agreement shall be true and correct as of the Closing Date in all material respects as if made on and as of the Closing Date (without giving effect to any qualification as to materiality), other than representations and warranties which by their terms are made as of a specific date, which shall have been true and correct as of such date, it being understood, that any inaccuracies in the Selling Shareholder's good faith estimates of the Closing Consideration Certificate Data (section 4.4(c)) does not constitute a breach of warranty.

7.2.          Performance of Covenants. Each of the covenants and obligations that the Company or the Selling Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3.          Consents.

(a)               Governmental Consents. All filings with, notices to and other Consents of any Governmental Body, if any, required to be made or obtained on or prior to the Closing Date in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.

7.4.          No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect.

7.5.          Share Register. The Selling Shareholders shall be the only holders of Company Shares and shall have delivered to Purchaser (i) documentary evidence that the Company's board of directors has been notified of the transfer to the Purchaser of title to all the Company Shares and confirmation from the Company's board of directors of its receipt of said notification and (ii) a true and correct copy of the Company's share register representing all of the Company Shares outstanding as of immediately after the Closing, certified as such by the chief executive officer of the Company, evidencing the transfer of all Company Shares to the Purchaser.

7.6.          Agreements and Documents. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)              the Escrow Agreement, duly executed by the Selling Shareholders;

(b)              the Founders' employment agreements in the form of Exhibit C attached hereto, duly executed by each of the Founders.

(c)              assignments and releases, in form and substance reasonably satisfactory to Purchaser, duly executed by each of the Founders pursuant to which the Founders irrevocably assign all of their rights in the Acquired Company IP to the Company.

(d)              a Release Agreement  substantially in the form of Exhibit D attached hereto, duly executed by each of the Selling Shareholders, and each other Person identified on Schedule 7.6(d);

(e)              the Key Employees' employment agreements substantially in the form of Exhibit E, duly executed by each of the Key Employees;

(f)               a certificate duly executed by the chief executive officer or manager of each of the Selling Shareholders and containing the representation and warranty of such Selling Shareholders that the conditions set forth in Sections 7.1, 7.2 (expressly including Section 6.7), 7.4, 7.5, 7.8, 7.9, and 7.10 have been duly satisfied (the “Closing Certificate”);

(g)              a duly executed waiver and release from Anritsu A/S, in the form of Exhibit F;

(h)              a duly executed consent from Xilinx Inc., in the form of Exhibit G;

(i)               a duly executed consent from Maxeler, in the form of Exhibit H;

(j)               a duly executed consent from GSI Technology Inc., in the form of Exhibit I;

(k)             duly executed payoff letters or other evidence, in form and substance reasonably satisfactory to Purchaser, from each outside legal counsel and any financial advisor or accountant who is entitled to any compensation from any Acquired Company due to services performed in connection with this Agreement or any of the transactions contemplated by this Agreement, in which such Person acknowledges: (A) the total amount of fees, costs and expenses of any nature that is payable to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement; and (B) that, upon receipt of the amount referred to in clause “(A),” it will have been paid in full and will not be owed any other amount by any Acquired Company with respect to this Agreement or the transactions contemplated by this Agreement;

(l)               duly executed payoff letters from each Pay-Off Creditor, containing, in each case the amounts and currency required to effect full repayment of each respective component of the Pay-Off Amounts and the wire transfer information of the Pay-Off Creditors;

(m)             the written resignation letters from all the members of the board of directors of each Acquired Company referred to in Section 6.7;

(n)              the shareholders' register and minute books (complete and written up to the date of Closing) of each Acquired Company;

(o)              a legal opinion regarding the Company executed by counsel for the Company, in substantially the form of Exhibit J.

7.7.          No Restraints. No temporary restraining order, preliminary or permanent injunction or cease and desist or other order preventing the consummation of the transactions contemplated by this Agreement, or imposing fines, assessments, costs, liabilities or penalties in respect thereof, shall have been issued by any court of competent jurisdiction or Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

7.8.          Employee Matters.

(a)              The Company shall have paid in full any wage, bonus, commission, vacation pay and other employment related benefits due through the Closing.

(b)              The Selling Shareholders shall have repaid any amounts which are owed and outstanding by them to any Acquired Company, and no amounts shall be owed and outstanding with respect to loans made by any Acquired Company to the Selling Shareholder or any other employee.

7.9.          No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened (or made any determination) to commence any Legal Proceeding: (a) challenging any of the transactions contemplated by this Agreement or seeking the recovery of damages in connection with any of the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to its ownership of shares of the Company; (c) seeking to materially restrict or condition, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement; or (d) seeking to compel any Acquired Company, Purchaser or any Affiliate of Purchaser to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement.

7.10.        Termination of Authorized Signatories. Purchaser shall have received evidence, in form and substance reasonably satisfactory to Purchaser, that the individuals set forth in Part 4.1(c) of the Disclosure Schedule have ceased to have any signatory rights in connection with FIBERBLAZE US LLC.

8.	Conditions Precedent to Obligations of Selling Shareholders

The obligations of Selling Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

8.1.          Accuracy of Representations.

(a)              Accuracy at Signing. Each of the representations and warranties made by Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement.

(b)              Accuracy at Closing. Each of the representations and warranties made by Purchaser in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date.

8.2.          Performance of Covenants. Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3.          Agreements and Documents.

(a)              The Company shall have received the Escrow Agreement, duly executed by Purchaser and the Escrow Agent.

(b)              The Company shall have received a certificate duly executed on behalf of Purchaser by an officer of Purchaser and containing the representation and warranty of Purchaser that the conditions set forth in Section 8.1 and 8.2 have been satisfied.

8.4.          Closing Payment. The Selling Shareholders shall have received documentation that the Purchaser has paid the Closing Payment according to clause 2.2(a) in immediately available cash funds with the Closing Date as value date.

8.5.          Founder's employment agreements. The Selling Shareholders shall have received the Founder's employment agreements in the form of Exhibit C attached hereto, duly executed by the Purchaser or the Company, whatever the case may be.

8.6.          Settlement of Pay-Off Debt. The Selling Shareholders shall have received documentation that the Purchaser has transferred the Pay-Off Amounts into the accounts notified by the Selling Shareholders to the Purchaser according to Section 4.4(b) in immediately available funds.

8.7.          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

9.	Termination

9.1.          Termination Events. This Agreement may be terminated prior to the Closing:

(a)              by the mutual written consent of Purchaser and Selling Shareholders;

(b)              by Purchaser if the Closing has not taken place on or before the End Date (other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement or in any other agreement or instrument delivered to the Company in connection with the transactions contemplated by this Agreement);

(c)              by Selling Shareholders if the Closing has not taken place on or before the End Date (other than as a result of any failure on the part of the Company or the Selling Shareholders to comply with or perform any covenant or obligation of the Company or the Selling Shareholders set forth in this Agreement or in any other agreement or instrument delivered to Purchaser in connection with the transactions contemplated by this Agreement);

(d)              by either Purchaser or the Selling Shareholders if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of such transactions illegal;

(e)              by Purchaser if: (i) any of the representations and warranties of the Company or the Selling Shareholders contained in this Agreement shall not be true and correct as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; (ii) any of the covenants of the Company or the Selling Shareholders contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; or (iii) a Material Adverse Effect shall have occurred and the change or effect resulting therefrom continues in effect such that the condition set forth in Section 7.4 would not be satisfied; or

(f)               by the Selling Shareholders if: (i) any of Purchaser’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied.

9.2.          Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 9.1, Purchaser shall deliver to the Selling Shareholders a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If the Selling Shareholders wish to terminate this Agreement pursuant to Section 9.1, the Selling Shareholders shall deliver to Purchaser a written notice stating that the Selling Shareholders are terminating this Agreement and setting forth a brief description of the basis on which the Selling Shareholders are terminating this Agreement.

9.3.          Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) with respect to a termination pursuant to Section 9.1(e), neither the Company nor the Selling Shareholders shall be relieved of any obligation or liability arising from any inaccuracy in or breach of any representation or warranty or of any covenant, obligation or other provision contained in this Agreement; (b) with respect to a termination pursuant to Section 9.1(f), the Purchaser shall not be relieved of any obligation or liability arising from any inaccuracy in or breach of any representation or warranty or of any covenant, obligation or other provision contained in this Agreement; (c) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10.1; and (d) the parties shall, in all events, remain bound by and continue to be subject to Section 6.6 and the NDA.

10.	Indemnification, Etc.

10.1.       Indemnification. From and after the Closing, each Selling Shareholder shall, subject to the limitations set out in Section 10.3, severally hold harmless and indemnify each of the Indemnitees from and against, and shall severally compensate and reimburse each of the Indemnitees for any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are connected with:

(a)                any  breach of any representation or warranty made by the Selling Shareholders in Sections 3 or 4;

(b)              any breach of any covenant or obligation of the Company or the Selling Shareholders in this Agreement or in any other agreement or document to be delivered to Purchaser in connection with the transactions contemplated by this Agreement and to which the Selling Shareholders or an Acquired Company are a party;

(c)              regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Liability of any Acquired Company relating to any Tax arising from, in connection with or incident to any transactions effected or activities conducted at or prior to the Closing, but related to the period prior to Closing, (including Liability for Tax Returns for periods prior to the Closing which were not filed on time), and any Liability relating to the shareholder loans or other amounts paid by the Company to any of its shareholders during the period prior to Closing;

(d)              regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Liability of any Acquired Company relating to claims by former or current Acquired Company Employees or unions on their behalf to rights in any Acquired Company IP and any claims to increased compensation or change of employment contracts relating to intellectual property rights, including resulting from assignment of rights or waiver of claims or failure to implement such assignment prior to Closing, by any former or current Acquired Company Employees;

(e)              regardless of the disclosure of any matter set forth in the Disclosure Schedule:

(A) any Liability of any Acquired Company relating to non-compliance with the Danish Act on Employment Contracts, or claims for compensation by former or current Acquired Company Employees or a union on their behalf pursuant to either (i) the Danish Act on Employment Contracts, (ii) termination of employment agreements, or (iii) employee salaries, compensation or other benefits (including pensions) owed with respect to periods prior to the Closing; or

(B) any Liability of any Acquired Company relating to salary, wages, any other compensation or bonus, or claims thereto, by or on behalf of Henrik Lilja in excess of the salary, wages, compensation and bonus that Henrik Lilja would have been eligible for pursuant to the terms of his employment agreement with the Company dated as of April 1, 2014, plus ten percent, with respect to the period from and after the Closing and until the Parties have agreed otherwise in writing;

(f)               regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Liability of any Acquired Company relating to the financial consultancy engagement with De La Cour Capital LLC as set out in the agreement between the Company and De La Cour Capital LLC;

(g)              regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Liability of any Acquired Company relating to insufficient in-bound licensing for Mentor Graphics and Cadence Allegro development tools.

10.2.       Indemnification from Escrow.

(a)              Indemnification Payment from Escrow. The Purchaser may claim any amount for which it is eligible for indemnification hereunder as well as any amounts which the Selling Shareholders owe the Purchaser in the event of a binding post-Closing Purchase Price decrease according to Sections 6.10(b) or 6.10(g) from the Selling Shareholders, or to the extent that any funds remain in the Escrow Account, directly from the Escrow Account, at its sole discretion. A claim against the Escrow Account shall be made by the Purchaser by written instruction to the Escrow Agent with a copy to the Selling Shareholders and shall include a description of the claim, and a calculation of the Damages or the estimated Damages. Subject to the idemnification in question not having been disputed by the Selling Shareholders in writing within 15 Business Days (other than with respect to indemnification with respect to a binding Post-Closing Purchase Price Decrease according to Sections 6.10(b) or 6.10(g), with respect to which the Selling Shareholders may not dispute the Purchaser’s instructions to the Escrow Agent), the Escrow Agent shall release any amounts specified in such written instruction directly to the Purchaser within 20 Business Days of receipt of such written instruction. The consent of the Selling Shareholders for such payment shall not be required.

(b)              Release of Escrow.  Any amounts remaining in the Escrow Account which have not been claimed in accordance with the Escrow Agreement within 18 months of the Closing Date shall be automatically released to the Selling Shareholders pro rata within 10 Business Days of such 18 month anniversary of the Closing Date without need for further written instructions to the Escrow Agent. Notwithstanding the aforementioned, if there is a dispute between the Purchaser and the Selling Shareholders regarding indemnification under this Agreement, which dispute has not been resolved by the 18 month anniversary of the Closing Date, then any amounts relating to such unresolved dispute shall remain in the Escrow Account pending final resolution of the dispute and shall not be released prior to such resolution.

10.3.       Limitations on Indemnification.

(a)              The Selling Shareholders are entitled to remedy any breach within 20 Business Days after receipt of the Indemnitee's notice of the claim. The claim will cease to exist if the Selling Shareholders succeed in curing the breach such that the Indemnitee suffers no Damages from such claim as a result.

(b)              The Selling Shareholders must pay indemnification on a $ 1 for $ 1 basis without double counting or application of multiples.

(c)              The Indemnitee is always required to use all reasonable commercial efforts to mitigate the Damages.

(d)              If the Indemnitee subsequently receives payment from a third party in respect of Damages for which the Selling Shareholders have already indemnified the Indemnitee, the Indemnitee must repay an amount equal to the net amount received from such third party to the Selling Shareholders within 20 Business Days from the date on which the amount was received from such third party.

(e)              The Selling Shareholders are not liable for the Damages unless: (i) each Damage exceeds $10,000 per event (De Minimis Threshold); and (ii) the total amount of the Damages, each exceeding the De Minimis Threshold, amounts to at least $70,000 (Basket) in which case liability will arise for the whole amount and not just the excess.

(f)               The Selling Shareholders are not liable for any Damages exceeding 30% of the Closing Payment (Cap).

(g)              The Selling Shareholders are not liable for Damages if the Indemnitee has not given notice of the claim to each of the Selling Shareholders: (i) no later than 11:59 CET on the day 18 months following the Closing Date and (ii) in any event no later than 60 Business Days after the Indemnitee has become aware of the basis of a claim. Any notice of a claim must include a detailed description of the claim, its actual and legal basis and a calculation of the Damages or the estimated Damages.

(h)              If the Selling Shareholders reject a claim, in full or in part, the Indemnitee must initiate legal proceedings against the Selling Shareholders no later than 3 months after receipt of the Selling Shareholder's written notice of rejection of a claim. Otherwise, the Selling Shareholders' obligation to indemnify the Indemnitee of the Damages related to the claim in question will cease to exist.

(i)              Notwithstanding the aforementioned in Sections 10.3(e), 10.3(f), and 10.3(g), the De Minimis Threshold, Basket, Cap and time limitations set forth in such Sections shall not apply with respect to indemnification for Damages: (i) resulting from  breach of any representation or warranty made by the Selling Shareholders in Sections 3, 4.3, 4.14, and 4.16, (ii) pursuant to Sections 10.1(b) -  10.1(f), or (iii) in the event of fraud or intentional misrepresentation.

(j)               The right to indemnification described in Section 10 is the Purchaser’s only remedy for breach of the Agreement except for intentional breach and fraud.

11.	Miscellaneous Provisions

11.1.       Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (at or after the Closing Date) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.2.       No Waiver Relating to Claims for Intentional Misrepresentation, Willful Misconduct or Fraud. The liability of any Person under Section 10 will be in addition to, and not exclusive of, any other liability that any Person may have at law or in equity based on such Person’s intentional misrepresentation, willful misconduct or fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Section 10, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s intentional misrepresentation, willful misconduct or fraud, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim; (b) the time period during which any such claim may be brought; or (c) the recourse which any such party may seek against another Person with respect to such a claim.

11.3.       Fees and Expenses. Subject to Section 10, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including fees of attorneys, financial advisors or brokers, if any; provided, however, that the Selling Shareholders shall bear all such fees, costs and expenses of the Acquired Companies. The parties have agreed, that the Purchaser shall bear all fees, costs and expenses related to preparing the Closing Balance Sheets.

11.4.       Taxes. All applicable taxes resulting from the contemplated transaction which are borne by the Selling Shareholders will be paid by them. The parties, together with their respective legal and tax advisors, will coordinate their efforts to structure the transactions described herein to the extent possible to obtain the most favorable treatment possible for the parties.

11.5.       Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received by the receiving party: (i) 3 Business Days after being sent by registered, certified or first class mail delivery; (ii) upon delivery, if sent by messenger, and (iii) upon transmission and electronic confirmation of receipt, or (if transmitted and received on a day which is not a Business Day) on the first Business Day (at the receiving end) following transmission and electronic confirmation of receipt, if sent via facsimile or email; provided, however, that any notice of change of address shall only be valid upon receipt.

If to Purchaser:

Silicom Ltd.
8 Hanagar St.
Kefar-Saba,
4442537
ISRAEL
Attention: Chief Executive Officer
Facsimile: +972 – 9 -7651977
Email: shaike@silicom.co.il

with a copy (which shall not constitute notice) to:

David H. Schapiro, Adv., Eliran Furman, Adv.
Yigal Arnon & Co.
1 Azrieli Center
46th Floor, The Round Tower
Tel-Aviv, 6702101
ISRAEL
Facsimile: +972 3 608 7714
Email: davids@arnon.co.il, eliranf@arnon.co.il

                      If to the Selling Shareholders:

Jakob Hilmer
Aalekistevej 220 st. tv.
DK-2720 Vanloese
Denmark
Jakob@hilmer.dk
Nikolaj Hermann
Kildevangsvej 9
DK-4000 Roskilde
Denmark
nh@fiberblaze.com

with a copy (which shall not constitute notice) to:

Thomas Weincke, Attorney-at-Law
Accura Advokatpartnerselskab
Tuborg Boulevard 1
DK-2900 Hellerup, Copenhagen
Denmark
Facsimile: +45 3945 2801
Email: Thomas.weincke@accura.dk

11.6.       Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7.       Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.8.       Governing Law; Dispute Resolution.

(a)              Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the United Kingdom (without giving effect to principles of conflicts of laws).

(b)              Venue. Any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may only be brought or otherwise commenced in London, England and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocable submits to the jurisdiction of any such court in any such action, suit or proceeding.

11.9.       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No Party shall be permitted to assign any of it's rights or delegate any of it's obligations under this Agreement without the other Party's prior written consent. Any attempted assignment or delegation by any party in violation of this Section 11.9 shall be null and void.

11.10.     Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.11.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.12.     Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all parties hereto, or, subsequent to Closing, by means of a written instrument duly executed and delivered by the Purchaser, the Selling Shareholder, and the Company.

11.13.     Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.14.     Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

11.15.     No Third Party Beneficiary. Nothing in this Agreement shall confer any right, remedies or claims upon any Person not a party or permitted assignee of a party to this Agreement.

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The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Silicom Ltd.,

By:________________________________
Name:______________________________
Title:_______________________________

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above

FIBERBLAZE A/S

By:________________________________
Name:______________________________
Title:_______________________________

SELLING SHAREHOLDERS:

FIBERBLAZE HOLDING APS	HILMER APS

By:________________________________	By:________________________________
Name:______________________________	Name:______________________________
Title:_______________________________	Title:_______________________________

_____________________________________________
Nikolaj Hermann (solely for purposes of sections 3 and 6.11)

_____________________________________________
Jakob Hilmer (solely for purposes of sections 3 and 6.11)